Exhibit 99.1

For Immediate Release

CONTACT Glen Ponczak +1 414 220 8989 glen.l.ponczak@adient.com Investors: Mark Oswald +1 734.254.3372 Mark.A.Oswald@adient.com

Adient announces Peter H. Carlin to join automotive seat supplier’s Board of Directors

PLYMOUTH, Mich., May 18, 2018 — Adient plc (NYSE: ADNT), a global leader in automotive seating, today announced the appointment of Peter H. Carlin to Adient’s Board of Directors, effective June 4, 2018.

“We are pleased to welcome Peter to Adient’s Board of Directors,” said Bruce McDonald, Adient Chairman and Chief Executive Officer. “Over the past several months we have had many constructive discussions with Blue Harbour Group and are very much aligned on the key drivers that are expected to create value for Adient’s shareholders. Peter’s background will complement our board’s skills and experiences as we execute on our strategic goals.”

Carlin has been a Managing Director at Blue Harbour Group since 2014. Prior to joining Blue Harbour Group, Carlin was a Managing Member of Estekene Capital from 2009 to 2013. Previously, he was a Deputy Portfolio Manager at Alson Capital, where he worked from 2002 to 2009 and at Sanford Bernstein & Co. where he was a Buyside Research Analyst from 2000 to 2002. Carlin began his career at Morgan Stanley in the Mergers & Acquisitions Group. He earned his MBA from Columbia Business School in 1999, a JD from Columbia Law School in 1999, and a BA from the University of Pennsylvania in 1994.

About Adient:

Adient is a global leader in automotive seating. With 85,000 employees operating 238 manufacturing/assembly plants in 34 countries worldwide, we produce and deliver automotive seating for all vehicle classes and all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat making process. Our integrated, in-house skills allow us to take our products from research and design all the way to engineering and manufacturing – and into more than 25 million vehicles every year. For more information on Adient, please visit adient.com.